Hemagen Diagnostics, Inc.
9033 Red Branch Road
Columbia, Maryland 21045
(443) 367-5500

September 17, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Attention: Chris B. Edwards, Esq.

RE:	Hemagen Diagnostics, Inc. Schedule TO-1 Filed September 3, 2004 File No. 5-50367

Ladies and Gentlemen:

        Hemagen Diagnostics, Inc., (the “Company”) acknowledges:

•	the Company is responsible for the adequacy and accuracy of the disclosure in the filings;

•	staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filing; and

•	the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Yours truly,

HEMAGEN DIAGNOSTICS, INC.

BY: /s/ William P. Hales
——————————————
      William P. Hales
      Chairman, President &
      Chief Executive Officer

REAGENTS APPLICATIONS, INC.

BY: /s/ William P. Hales
——————————————
      William P. Hales
      Chairman and
Chief Executive Officer